Exhibit 99.1

Prudential Financial, Inc. to sell Prudential of Korea to KB Financial Group for US $1.9 billion

NEWARK, N.J./SEOUL, SOUTH KOREA, April 10, 2020 - Prudential Financial, Inc. (NYSE:PRU) announced today that it has entered into a definitive agreement with KB Financial Group Inc. (KB), a Korean financial services provider, to sell The Prudential Life Insurance Company of Korea, Ltd.

Under the terms of the agreement, Prudential Financial will sell 100% of its life insurance business in Korea for cash consideration of approximately 2.3 trillion Korean Won, or US $1.9 billion.1

Established in 1989, Prudential of Korea is a leading provider of life insurance and other protection products through its signature Life Planner business and growing general agency channel. This transaction is consistent with Prudential Financial’s strategic focus internationally on Japan and higher-growth emerging markets around the world.

Completion of the transaction is subject to customary closing conditions, including regulatory approvals, and is expected to occur by the end of 2020.

Proceeds of the transaction are expected to be used for general corporate purposes.

About Prudential Financial, Inc.

Prudential Financial, Inc. (NYSE: PRU), a financial wellness leader and premier active global investment manager with more than $1.5 trillion in assets under management as of December 31, 2019, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential's iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

About KB Financial Group Inc.

KB Financial Group is Korea’s leading financial services provider offering a broad range of financial products and services. The group was founded in 2008 to better serve clients, enable growth and deliver value in a rapidly changing financial environment. Our core strengths are expertise, broad customer base, wide distribution network and strong brand.

PRUDENTIAL MEDIA CONTACT: Bill Launder, 973-802-8760, bill.launder@prudential.com

Forward-Looking Statements

[1]	Based on April 9, 2020 currency exchange rate.

Certain of the statements included in this release, such as those regarding the expected closing of the transaction and the receipt and use of the proceeds thereof, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in the Company’s Annual Report on Form 10-K. The Company does not undertake to update any particular forward-looking statement included in this document.